Exhibit 99.1

 Sovran Self Storage Third Quarter Revenues Increase 11%; Acquires 5 New Stores

     BUFFALO, N.Y.--(BUSINESS WIRE)--Nov. 1, 2005--Sovran Self Storage, Inc. (NYSE:SSS), a self-storage real estate investment trust (REIT), reported operating results for the quarter ended September 30, 2005.
     Net income available to common shareholders for the third quarter of 2005 was $8.6 million or $.52 per diluted share. Net income available to common shareholders for the same period in 2004 was $5.5 million or $.35 per diluted share. Funds from operations for the quarter were $13.8 million or $.80 per fully diluted common share compared to $9.7 million or $.62 per fully diluted share for the quarter ended September 30, 2004. Improved occupancies and decreased operating costs contributed to the Company's performance this quarter.
     The third quarter of 2004 included a one time charge to both net income and funds from operations of $1.4 million resulting from the retirement of its Series B Preferred stock issue.
     The Company acquired five self storage facilities during the quarter at a cost of $16 million.
     David Rogers, the Company's Chief Financial Officer, commented, "We enjoyed a strong, solid summer. Our marketing initiatives continue to drive growth - this is the ninth straight quarter that our same store sales have increased by more than 5%."

     OPERATIONS:

     Total Company net operating income for the third quarter grew 14.5% compared with the same quarter in 2004 to $23.5 million. This growth was the result of improved operating performance, less expense resulting from uninsured hurricane damage and the income earned from additional stores acquired in 2004 and 2005. Overall average occupancy was 86.2% and average rent per square foot for the portfolio was $9.58.
     Revenues at the 264 stabilized stores owned (and/or operated) for the entire period in both years increased 5.2% over the third quarter of 2004, the result of a 2.7% increase in rental rates, a 140 basis point increase in average occupancy and a 17% increase in truck rental and other revenues.
     Same store operating expenses decreased by 1.9%, primarily a result of $400,000 (net) less in uninsured hurricane damage expenses. (Third quarter 2005 expenses were $200,000 from Hurricanes Katrina and Rita, while 2004's third quarter expenses were over $600,000 from storms Charley, Frances and Ivan.) As a result, same store net operating income increased 9.2% over 2004's third quarter.
     Eliminating the impact of the uninsured hurricane damage costs from both years results in expense growth of 1.5% and same store NOI growth of 7.1%. Reductions in insurance costs and yellow page expense kept overall operating costs low this quarter.
     Strong performance was shown at the Company's stores throughout the Florida, North and South Carolina and Arizona markets, while some of the Pennsylvania, New York, and New England stores experienced slower than expected growth during the quarter.

     ACQUISITIONS:

     The Company acquired five properties during the quarter at a total cost of $16 million. The stores are all located in markets in which the Company already operates - Austin (2), San Antonio and Houston, Texas and Atlanta, Georgia.

     CAPITAL TRANSACTIONS:

     Late last year, the Company increased its line of credit capacity from $75 million to $100 million, and provided for another $100 million of availability. Interest rate reductions were negotiated on the Company's $100 million five year note (it now pays 1.2% over LIBOR) and on the line of credit (it now pays 0.9% over LIBOR).
     Both the five year note and the line of credit were extended by one year; the $100 million note now matures in September, 2009, and the line expires in September 2007, with the option to extend to 2008.
     During the quarter, the Company issued 108,000 shares through its dividend reinvestment program, direct stock purchase plan and employee option plan and received a total of $4.1 million in proceeds. Proceeds from these stock issuances were used to acquire the aforementioned properties. The Company also issued 49,000 shares to holders of its Series C Convertible Preferred Shares pursuant to warrants granted in 2002. In August and September of 2005, 400,574 shares of common stock were issued in exchange for 522,350 shares of Series C Convertible Preferred Stock. At September 30, 2005, 1.9 million of shares Series C Convertible Preferred Stock are outstanding.
     The Company's Board of Directors authorized the repurchase of up to two million shares of the Company's common stock. To date, the Company has acquired approximately 1.2 million shares pursuant to the program. The Company expects such repurchases to be effected from time to time, in the open markets or in private transactions. The amount and timing of shares to be purchased will be subject to market conditions and will be based on several factors, including compliance with lender covenants and the price of the Company's stock. No assurance can be given as to the specific timing or amount of the share repurchases or as to whether and to what extent the share repurchase will be consummated. The Company did not acquire any shares in the quarter ended September 30, 2005.

     YEAR 2005 EARNINGS GUIDANCE:

     The Company expects conditions in most of its markets to remain stable, and estimates growth in net operating income on a same store basis to be between 5% and 6%. It expects to continue implementation of its Dri-guard and Uncle Bob's Truck initiatives, as well as other revenue enhancing programs, in which the Company is investing $6 to $7 million this year.
     Additionally, over the next two and a half years, the Company plans to implement a program that will add 450,000 to 600,000 square feet of rentable space at existing stores and convert up to an additional 250,000 to 300,000 square feet to premium (climate and humidity controlled) space. The projected cost of these revenue enhancing improvements is estimated at between $32 and $40 million. Funding of these and the above mentioned improvements will be provided primarily from borrowings on the Company's line of credit, and issuance of common shares in the Company's Dividend Reinvestment Program and Stock Purchase Programs.
     As opportunities arise, the Company may acquire self-storage facilities with high growth potential for its own portfolio, and may sell certain facilities depending on market conditions. For purposes of issuing 2005 guidance, the Company is forecasting accretive acquisitions of $50 million, opportunistic acquisitions of $20 million and no sales of existing facilities.
     Cost increases incurred by the Company, especially for fees and expenses associated with Sarbanes Oxley Section 404 Compliance, negatively affected operating results in 2004. The Company expects most of these costs to continue through 2005 and has adjusted guidance accordingly.
     At September 30, 2005, all but $55 million of the Company's debt is either fixed rate, or covered by rate swap contracts that essentially fix the rate. Subsequent borrowings that may occur will be pursuant to the Company's Line of Credit agreement at a floating rate of LIBOR plus 0.9%.
     On October 24, 2005, approximately 20 Uncle Bob's stores sustained damage from Hurricane Wilma. All of the affected facilities have reopened and are operating. Uninsured losses are expected to be between $400,000 and $600,000, which will be charged to 4th quarter 2005 operating results.
     Management expects funds from operations for 2005 to be between $2.95 and $2.98 per share. Funds from operations for the fourth quarter of 2005 are projected at between $.70 and $.72 per share.

     FORWARD LOOKING STATEMENTS:

     When used within this news release, the words "intends," "believes," "expects," "anticipates," and similar expressions are intended to identify "forward looking statements" within the meaning of that term in Section 27A of the Securities Act of 1933, and in Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company's ability to evaluate, finance and integrate acquired businesses into the Company's existing business and operations; the Company's ability to form joint ventures and sell existing properties to those joint ventures; the Company's existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company's outstanding floating rate debt; the Company's ability to effectively compete in the self-storage industry; the Company's ability to successfully extend its truck leasing program and Dri-guard product roll-out; the Company's reliance on its call center; the Company's cash flow may be insufficient to meet required payments of principal and interest; and tax law changes which may change the taxability of future income.

     CORPORATE GOVERNANCE DISCLOSURE:

     Our non-management directors, consisting of all members of our board of directors other than Messrs. Attea (our Chairman of the Board and Chief Executive Officer) and Myszka (our President and Chief Operating Officer), meet in executive session in conjunction with regularly scheduled board meetings at least twice per year and on other occasions, as necessary, in accordance with our Corporate Governance Principles. The presiding director at executive sessions of our non-management directors rotates among the non-management directors. This disclosure of the method of the procedure by which the presiding director at executive sessions is selected was not included in our Proxy Statement for our Annual Meeting of Stockholders held on May 18, 2005, as required by the rules of the New York Stock Exchange.

     CONFERENCE CALL:

     Sovran Self Storage will hold its Third Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Standard Time on Wednesday, November 2, 2005. Anyone wishing to listen to the call may access the webcast via Sovran's homepage www.sovranss.com. The call will be archived for a period of 90 days after initial airing.

     Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT whose business is acquiring, developing and managing self-storage facilities. The Company owns and/or operates 284 stores under the "Uncle Bob's Self Storage"(R) trade name in 21 states. For more information, please contact David Rogers, CFO or Diane Piegza, VP Corporate Communications at (716) 633-1850 or visit the Company's Web site.


SOVRAN SELF STORAGE, INC.
BALANCE SHEET DATA
(unaudited)

                                           September 30, December 31,
(dollars in thousands)                          2005         2004
------------------------------------------  ------------- ------------
Assets
  Investment in storage facilities:
     Land                                  $     162,101 $    148,341
     Building and equipment                      722,458      663,175
                                            ------------- ------------
                                                 884,559      811,516
     Less: accumulated depreciation             (125,097)    (109,750)
                                            ------------- ------------
  Investments in storage facilities, net         759,462      701,766
  Cash and cash equivalents                        6,329        3,105
  Accounts receivable                              1,544        1,530
  Receivable from related parties                     75           90
  Notes receivable from joint ventures             2,685        2,593
  Investment in joint ventures                       890        1,113
  Prepaid expenses                                 3,881        3,282
  Fair value of interest rate swap
   agreements                                         95            -
  Other assets                                     5,829        6,094
                                            ------------- ------------
     Total Assets                          $     780,790 $    719,573
                                            ============= ============

Liabilities
  Line of credit                           $      85,000 $     43,000
  Term notes                                     200,000      200,000
  Accounts payable and accrued liabilities        13,125        9,121
  Deferred revenue                                 4,133        3,824
  Fair value of interest rate swap
   agreements                                          -        3,425
  Accrued dividends                               10,444        9,663
  Mortgages payable                               49,394       46,075
                                            ------------- ------------
     Total Liabilities                           362,096      315,108

  Minority interest - Operating
   Partnership                                    11,533       12,007
  Minority interest - Locke Sovran II, LLC        14,356       15,007

Shareholders' Equity
  8.375% Series C Convertible Cumulative
   Preferred Stock                                41,642       53,227
  Common stock                                       181          171
  Additional paid-in capital                     448,963      418,007
  Unearned restricted stock                       (1,973)      (1,774)
  Dividends in excess of net income              (69,099)     (61,751)
  Accumulated other comprehensive income
   (loss)                                            266       (3,254)
  Treasury stock at cost                         (27,175)     (27,175)
                                            ------------- ------------
     Total Shareholders' Equity                  392,805      377,451
                                            ------------- ------------

  Total Liabilities and Shareholders'
   Equity                                  $     780,790 $    719,573
                                            ============= ============



CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(dollars in thousands, except per share     July 1, 2005  July 1, 2004
 data)                                           to            to
                                           September 30, September 30,
                                                 2005         2004
                                            ------------- ------------

Revenues:
  Rental income                             $     34,811 $     31,433
  Other operating income                           1,192          988
                                             ------------ ------------
     Total operating revenues                     36,003       32,421

Expenses:
  Property operations and maintenance              9,278        8,895
  Real estate taxes                                3,182        2,957
  General and administrative                       2,945        2,730
  Depreciation and amortization                    5,626        5,119
                                             ------------ ------------
     Total operating expenses                     21,031       19,701
                                             ------------ ------------

Income from operations                            14,972       12,720

Other income (expense)
  Interest expense                                (5,090)      (4,602)
  Interest income                                    109           98
  Minority interest - Operating Partnership         (285)        (233)
  Minority interest - consolidated joint
   venture                                          (158)        (149)
  Equity in income of joint ventures                  63           65
                                             ------------ ------------

Income from continuing operations                  9,611        7,899
  Income from discontinued operations                  -          513
                                             ------------ ------------

Net Income                                         9,611        8,412
   Redemption amount in excess of carrying
     value of Series B Preferred Stock                 -       (1,415)
Preferred stock dividends                           (983)      (1,503)
                                             ------------ ------------
Net income available to common shareholders $      8,628 $      5,494
                                             ============ ============

Per common share - basic:
  Continuing operations                     $       0.52 $       0.33
  Discontinued operations                              -         0.03
                                             ------------ ------------
    Earnings per common share - basic       $       0.52 $       0.36
                                             ============ ============

Per common share - diluted:
  Continuing operations                     $       0.52 $       0.32
  Discontinued operations                              -         0.03
                                             ------------ ------------
    Earnings per common share - diluted     $       0.52 $       0.35
                                             ============ ============

Common shares used in basic
    earnings per share calculation            16,542,635   15,414,524

Common shares used in diluted
    earnings per share calculation            16,658,709   15,505,652

Dividends declared per common share         $     0.6150 $     0.6050
                                             ============ ============



CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(dollars in thousands, except per share data)
                                              January 1,  January 1,
                                                  2005        2004
                                                   to          to
                                               September   September
                                                30, 2005    30, 2004
                                              ------------ -----------

Revenues:
  Rental income                               $    98,918 $    88,502
  Other operating income                            3,240       2,638
                                               ----------- -----------
     Total operating revenues                     102,158      91,140

Expenses:
  Property operations and maintenance              26,421      23,820
  Real estate taxes                                 9,294       8,417
  General and administrative                        8,846       7,816
  Depreciation and amortization                    16,269      14,678
                                               ----------- -----------
     Total operating expenses                      60,830      54,731
                                               ----------- -----------

Income from operations                             41,328      36,409

Other income (expense)
  Interest expense                                (14,370)    (13,015)
  Interest income                                     329         315
  Minority interest - Operating Partnership          (794)       (782)
  Minority interest - consolidated joint
   venture                                           (381)       (345)
  Equity in income of joint ventures                  145         154
                                               ----------- -----------

Income from continuing operations                  26,257      22,736
  Income from discontinued operations                   -       1,306
                                               ----------- -----------

Net Income                                         26,257      24,042
   Redemption amount in excess of carrying
     value of Series B Preferred Stock                  -      (1,415)
Preferred stock dividends                          (3,495)     (5,911)
                                               ----------- -----------
Net income available to common shareholders   $    22,762 $    16,716
                                               =========== ===========

Per common share - basic:
  Continuing operations                       $      1.40 $      1.03
  Discontinued operations                               -        0.09
                                               ----------- -----------
    Earnings per common share - basic         $      1.40 $      1.12
                                               =========== ===========

Per common share - diluted:
  Continuing operations                       $      1.39 $      1.02
  Discontinued operations                               -        0.09
                                               ----------- -----------
    Earnings per common share - diluted       $      1.39 $      1.11
                                               =========== ===========

Common shares used in basic
    earnings per share calculation             16,256,432  14,946,367

Common shares used in diluted
    earnings per share calculation             16,399,512  15,071,366

Dividends declared per common share           $    1.8250 $    1.8100
                                               =========== ===========



COMPUTATION OF FUNDS FROM OPERATIONS (FFO) (1) - (unaudited)

                                             July 1, 2005 July 1, 2004
                                                  to           to
(dollars in thousands, except share data)     September  September 30,
                                               30, 2005       2004
                                             ------------ ------------

Net income                                   $     9,611 $     8,412
Minority interest in income                          443         382
Depreciation of real estate and amortization
 of intangible assets exclusive of deferred
 financing fees                                    5,405       4,940
Depreciation of real estate included in
 discontinued operations                               -           8
Depreciation and amortization from
 unconsolidated joint ventures                       121         116
Gain on sale of real estate                            -        (554)
Redemption amount in excess of carrying
 value of Series B Preferred Stock                     -      (1,415)
Preferred dividends                                 (983)     (1,503)
Funds from operations allocable to minority
 interest in Operating Partnership                  (408)       (322)
Funds from operations allocable to minority
 interest in Locke Sovran II, LLC                   (413)       (396)
                                              ----------- -----------
Funds from operations available to common
  shareholders                                    13,776       9,668
FFO per share - diluted **                   $      0.80 $      0.62

Common shares - diluted                       16,658,709  15,505,652
Common shares if Series C Preferred Stock is
 converted                                     1,730,979          **
                                              ----------- -----------
Total shares used in FFO per share
 calculation **                               18,389,688  15,505,652


                                             January 1,  January 1,
                                                 2005        2004
                                                  to          to
(dollars in thousands, except share data)     September  September 30,
                                               30, 2005       2004
                                             ----------- -------------

Net income                                   $    26,257 $    24,042
Minority interest in income                        1,175       1,127
Depreciation of real estate and amortization
 of intangible assets exclusive of deferred
 financing fees                                   15,682      14,181
Depreciation of real estate included in
 discontinued operations                               -          90
Depreciation and amortization from
 unconsolidated joint ventures                       358         350
Gain on sale of real estate                            -      (1,148)
Redemption amount in excess of carrying
 value of Series B Preferred Stock                     -      (1,415)
Preferred dividends                               (3,495)     (5,911)
Funds from operations allocable to minority
 interest in Operating Partnership                (1,140)       (962)
Funds from operations allocable to minority
 interest in Locke Sovran II, LLC                 (1,135)     (1,072)
                                              ----------- -----------
Funds from operations available to common
  shareholders                                    37,702      29,282
FFO per share - diluted **                   $      2.26 $      1.94

Common shares - diluted                       16,399,512  15,071,366
Common shares if Series C Preferred Stock is
 converted                                     1,803,584          **
                                              -----------------------
Total shares used in FFO per share
 calculation **                               18,203,096  15,071,366

(1) We believe that Funds from Operations ("FFO") provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") as net income computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses on sales of properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

** Preferred stock dividends were excluded from the 2005 FFO per share calculation because of the dilutive effect of the Series C Convertible Preferred Stock under the "if converted" method. The Series C Convertible Preferred Shares are convertible into 1,730,979 common shares on a weighted basis for the quarter ended September 2005 and 1,803,584 on a weighted basis for the nine months ended September 2005. These shares have been added to the diluted shares outstanding to calculate the FFO per share in 2005. The "if converted" method was not used in 2004 FFO per share or the 2004 and 2005 earnings per share because it would have had an antidilutive effect on the per share calculations.



QUARTERLY SAME STORE DATA (2) July 1, 2005  July 1, 2004
                                    to          to        Percentage
(dollars in thousands)          September    September      Change
                                 30, 2005    30, 2004
                               --------------------------------------
Revenues:
  Rental income                $    33,687 $    32,132          4.8%
  Other operating income             1,100         941         16.9%
                                ----------- -----------  ------------
     Total operating revenues       34,787      33,073          5.2%

Expenses:
  Property operations,
   maintenance, and real estate
   taxes                            11,790      12,020         -1.9%
                                ----------- -----------  ------------

Operating income               $    22,997 $    21,053          9.2%

(2) Includes the 264 stabilized stores owned and/or managed by the Company for the entire periods presented.

YEAR TO DATE SAME STORE DATA   January 1,   January 1,
 (3)                               2005        2004
                                    to          to       Percentage
(dollars in thousands)          September    September     Change
                                 30, 2005    30, 2004
                               --------------------------------------

Revenues:
  Rental income                $    95,062 $    90,504          5.0%
  Other operating income             2,964       2,502         18.5%
                                ----------- -----------  ------------
     Total operating revenues       98,026      93,006          5.4%

Expenses:
  Property operations,
   maintenance, and real estate
   taxes                            33,966      32,964          3.0%
                                ----------- -----------  ------------

Operating income               $    64,060 $    60,042          6.7%

(3) Includes the 261 stores owned and/or managed by the Company for the entire periods presented.


OTHER DATA
                                  Same Store (2)      All  Stores
                               ------------------ -------------------
                                  2005     2004      2005     2004
                                -------- -------- -------- ----------

Weighted average quarterly
 occupancy                         87.9%    86.5%    86.2%     86.0%

Occupancy at September 30          88.0%    86.0%    87.1%     85.4%

Rent per occupied square foot  $    9.77 $   9.51 $   9.58 $    9.60


Investment in Storage
 Facilities:
------------------------------
The following summarizes activity in storage facilities during the nine months ended September 30, 2005:

Beginning balance              $   811,516
  Property acquisitions             61,150
  Improvements and equipment
   additions:
      Dri-guard / climate
       control installations         2,169
      Expansions                     5,042
      Roofing, paving,
       painting, and
       equipment:
          Stabilized stores          3,637
          Recently acquired
           and Locke Sovran II
           stores                    1,351
      Rental trucks                    308
  Dispositions                        (614)
                                -----------
Storage facilities at cost at
 period end                    $   884,559
                                ===========



                                 September 30, 2005 September 30, 2004
                                 ------------------ ------------------
Common shares outstanding at
 September 30                            16,981,442         15,638,661
Operating Partnership Units
 outstanding at September 30                486,352            497,999


     CONTACT: Sovran Self Storage, Inc.
              David Rogers or Diane Piegza, 716-633-1850